Exhibit 5.1

June 20, 2017

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to WageWorks, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”), on June 19, 2017 of a registration statement on Form S-3ASR (File No. 333-218815) (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed sale of up to an aggregate of 2,875,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), of which up to 2,329,852 of the Shares will be issued and sold by the Company and up to 545,148 of the Shares will be sold by the selling stockholders (the “Selling Stockholders”) to be identified in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the prospectus referred to therein (the “Prospectus Supplements”).

We understand that the Shares are to be resold to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form as will be filed by the Company as an exhibit to a Current Report on Form 8-K, to be entered into by and among the Company, the Selling Stockholders and the Underwriters (the “Underwriting Agreement”), the Prospectus and the Prospectus Supplement.

We are acting as counsel for the Company in connection with the sale by the Company and the Selling Stockholders of the Shares. In such capacity, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that the Shares to be sold by the Company and the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

* * * * *

WageWorks, Inc.

June 20, 2017

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and the Prospectus Supplement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.